EXHIBIT 10.14

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 18th day of August 2005, by and among PIMLICO RACING ASSOCIATION, INC., a Maryland corporation, LAUREL RACING ASSOCIATION LIMITED PARTNERSHIP, a Maryland limited partnership, and THE MARYLAND JOCKEY CLUB OF BALTIMORE CITY, INC., a Maryland corporation (each, individually a “Seller”, and collectively, “Sellers”), MARYLAND-VIRGINIA RACING CIRCUIT, INC., a Virginia corporation (the “Company”), and COLONIAL DOWNS, L.P., a Virginia limited partnership (“Colonial Downs” or “Purchaser”).

RECITALS

A.                                   The Company is organized under the laws of the Commonwealth of Virginia and is engaged in the business of managing the Colonial Downs horse Racetrack and related off-track betting facilities (the “OTB Facilities” and, collectively, the “Business”).

B.                                     Sellers are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

C.                                     Sellers desire to sell, and Purchaser desires to purchase, all of the Shares, upon the terms and conditions set forth herein.

D.                                    The Company and Purchaser are party to an Amended and Restated Management and Consulting Agreement, dated as of January 15, 1999, as amended by four addenda thereto (as so amended, the “Management and Consulting Agreement”).  Capitalized terms not otherwise defined herein are used as defined in the Management and Consulting Agreement.  All amounts cited in this Agreement are cited and payable in US dollars.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing Recitals, which are incorporated herein, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I — STOCK PURCHASE

1.1                               Purchase of Shares.  For the consideration set forth in Section 1.2, Sellers hereby agree to sell, transfer, assign and convey the Shares to Purchaser, and Purchaser hereby agrees to purchase the Shares from Sellers.  At Closing (as defined in Section 2.1), Sellers shall deliver to Purchaser certificates evidencing the Shares, duly endorsed in blank.  At the time of such deliveries, all of the Shares shall be free and clear of all liens, claims, encumbrances, pledges, security interests, charges, options and restrictions of any kind or nature.

1.2                               Purchase Price.  Subject to the terms and conditions of this Agreement, the purchase price payable for the Shares to be sold pursuant to Section 1.1 (the “Purchase Price”)

shall be Ten Million and 00/100 Dollars ($10,000,000.00), which shall be paid to Sellers as follows:  Seven Million and 00/100 Dollars ($7,000,000.00) by wire transfer of immediately available funds to an account designated by Sellers at Closing, and the remainder of the Purchase Price shall be paid pursuant to a demand promissory note (the “Note”) executed and delivered by Purchaser at Closing.  The Note shall be substantially in the form attached hereto as Exhibit A, mature one (1) year from the Closing Date (as defined in Section 2.1), and bear interest at the “Prime Rate” as published in The Wall Street Journal (Eastern Edition), from time to time, plus 1%.  The Note shall be guaranteed by Jacobs Entertainment, Inc. pursuant to a guaranty substantially in form of Exhibit B (the “Guaranty”).

1.3                               Proration of Property Taxes.  The parties’ responsibilities for property, sales or use taxes incurred and owing by the Company shall be payable by both Purchaser and Sellers on a prorated basis.  Sellers shall pay all such taxes prorated through the Closing Date, and Purchaser shall pay all such taxes prorated from the Closing Date until the end of the period for which such tax is due and payable.

1.4                               Proration of Management Fee and Tax Liability.  By January 31, 2006, the parties shall calculate (i) all amounts that would be owing to Sellers under the Management and Consulting Agreement in respect of calendar year 2005 as if that Management and Consulting Agreement had remained in effect for the full 2005 calendar year and consistent in manner of calculation with past practice (the “2005 Management Fee”); (ii) the amount of all property, sales, use and income taxes payable by Seller pursuant to the terms hereof (the “Tax Liability”).  Purchaser shall pay to Sellers, by February 15, 2006, after deducting any amounts already paid to Sellers in respect of the 2005 Management Fee (which amounts, for greater certainty, do not include the Purchase Price), an amount equal to (a) the 2005 Management Fee multiplied by the number of days during the 2005 calendar year prior to (and inclusive of) the Closing Date and divided by 365 less (b) the Tax Liability.  If the Tax Liability exceeds the amount calculated pursuant to clause (a) of the preceding sentence, Sellers shall pay to Purchaser such excess by February 15, 2006.

1.5                               Payment of Management Fee Promissory Note.  As of or prior to the Closing Date, Purchaser shall pay to Sellers all amounts outstanding under the promissory note from Purchaser to Company (the “Management Fee Note”), in the amount of One Hundred Forty Five Thousand and 00/100 Dollars ($145,000), plus any accrued and unpaid interest as of the date such payment is made, which note was made pursuant to Section 4.6 of the Management and Consulting Agreement.

ARTICLE II — CLOSING

2.1.                            Time and Place.  This Agreement shall be executed on or before 5:00 p.m. on August 17, 2005, and closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on September 15, 2005 at 10:00 a.m. in Richmond, Virginia, at the offices of Hirschler Fleischer or at such other place and time as shall be mutually agreed by the parties and shall be effective as of the date of this Agreement (the “Closing Date”).

2.2                               Deliveries by Sellers.  At (or prior to) the Closing, Sellers shall deliver the following to Purchaser:

(a)                                  certificates representing the Shares as required by Section 1.1, each accompanied by a transfer power duly endorsed in blank by the record owner of such certificate;

(b)                                 copies of the Company’s Articles of Incorporation, certified by the Clerk of the State Corporation Commission of the Commonwealth of Virginia, and Bylaws, all as certified by the Company’s Secretary;

(c)                                  a Certificate of Good Standing for the Company from the Clerk of the State Corporation Commission of the Commonwealth of Virginia dated within ten (10) days prior to the Closing Date;

(d)                                 all minute books, stock ledgers, and all other corporate records relating thereto of the Company;

(e)                                  the written resignation of each officer and director of the Company; and

(f)                                    such other documents as may be reasonably requested by Purchaser.

2.3                               Deliveries by Purchaser.  At the Closing, Purchaser shall deliver the following to Sellers:

(a)                                  Seven Million and No/100 Dollars ($7,000,000) in immediately available funds;

(b)                                 all payments due under the Management Fee Note as required by Section 1.5;

(c)                                  the fully executed Note required by Section 1.2;

(d)                                 the Guaranty required in connection with the Note; and

(e)                                  such additional documents as Sellers may reasonably request.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant each of the following to Purchaser and the Company:

3.1                               Organization and Good Standing.  The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia with the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted.  The Company has never had any subsidiaries or any direct or indirect equity interest in any other firm, corporation, limited liability company, partnership or other business entity, whether or not incorporated.

3.2                               Authority.  Sellers have the complete and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein, and upon execution of this Agreement by all parties thereto, this Agreement will constitute a legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

3.3                               Assets of Business.  Schedule 3.3 sets forth a complete listing, by item, of all furniture, fixtures, equipment, machinery, and other tangible personal property (other than inventory and supplies) of the Company used in the Business.  The Company will have a zero cash balance at the time of Closing.

3.4                               Title to Shares.  Sellers have good, absolute and marketable title to the Shares, free and clear of all liens, claims, encumbrances, pledges, security interests, charges, options and restrictions of any kind or nature.  The delivery of the Shares to Purchaser, as herein contemplated, will vest in Purchaser good, absolute and marketable title to all of the Shares, free and clear of all liens, claims, encumbrances, pledges, security interests, charges, options and restrictions of any kind or nature.

3.5                               Capitalization.  The authorized capital stock of the Company consists of ten thousand (10,000) shares of Class A common stock and ten thousand (10,000) shares of Class B common stock, of which five thousand one hundred (5,100) shares of Class A common stock are issued and outstanding and no shares of Class B common stock are issued and outstanding.  The Shares constitute all of the issued and outstanding shares of capital stock of the Company, and are owned by Sellers as set forth on Schedule 3.5.  The Shares are validly issued, fully paid and non-assessable.  There are no outstanding warrants, preferences, rights, options, calls, subscriptions or like instruments providing for the purchase or acquisition from any of Sellers or the Company of any shares of capital stock of the Company or other security or equity interest in the Company convertible into shares of capital stock of the Company.

3.6                               Ownership of and Title to Assets.  The Company has good and marketable title to all of the assets it purports to own, free and clear of any liens, security interests, pledges, conditional sales agreements, leases, charges and encumbrances of any kind or nature.

3.7                               Consents and Approvals.  Except as set forth on Schedule 3.7, there is, to Seller’s knowledge, no requirement applicable to the Company or any Seller to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to the lawful consummation of the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.7, there is, to Seller’s knowledge, no requirement that any party to any Contract (defined in Section 3.14 below), or License (defined in Section 3.9 below) to which the Company is a party or by which it or any of its assets or the Shares are bound, consent to the execution of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement.  Any required consents as set forth in Schedule 3.7 have been obtained or will be obtained prior to Closing.

3.8                               Non-Contravention.  The execution, delivery and performance by Sellers of this Agreement will not, and the consummation of the transactions contemplated hereby will not, to Seller’s knowledge, constitute or result in, whether at present or with the giving of notice or the passage of time, a material violation, breach or default under:  (i) any agreement, contract, covenant, lease, mortgage, or other instrument to which the Company or any Seller is a party or by which it is, or the Shares are, bound; (ii) any constitution, statute or regulation to which the Company or any Seller is, or the Shares are, subject; (iii) any judgment, order, decree or other requirement of law by which the Company or any Seller is, or the Shares are, bound; or (iv) the Company’s Articles of Incorporation, Bylaws or any resolution adopted by the Board of Directors or the shareholders.  If, to Seller’s knowledge, the execution, delivery or performance by Sellers of this Agreement would otherwise cause a material violation, breach or default under parts (i)-(iv) of this Section 3.8, the required consent shall be obtained prior to Closing to permit these actions by Sellers.  Any required consents under this Section shall be set forth in Schedule 3.8.  Additionally, to Seller’s knowledge, neither the execution and delivery of this Agreement nor the consummation or performance of the transactions will (a) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any authorization from such governmental body that is held by the Company or otherwise relates to the Business, or any of the assets owned or used by the Company or (b) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or governmental body.

3.9                               Permits and Licenses.  Set forth on Schedule 3.9 is a list of all permits and licenses (the “Licenses”) owned by Sellers or the Company in connection with the operation of the Business.  All of the Licenses are in current force and effect and the Company and Sellers are not in receipt of any notice that the Company is not in compliance with, or that threatens the revocation of, any Licenses.  The Business has been conducted in compliance in all material respects with the Licenses.

3.10                        Financial Statements.  Sellers have delivered to Purchaser financial statements of the Company for the years ended December 31, 2004 and 2003 (the “Financial Statements”), and such Financial Statements have been certified by the Company’s Chief Financial Officer as to their accuracy.  Further, the Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied throughout the periods involved, and present fairly the financial position and results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein, and are in all material respects accurate, complete and correct.

3.11                        Absence of Undisclosed Liabilities.  To Sellers’ knowledge, the Company has no liabilities or obligations (whether absolute, accrued or contingent) of any nature except (i) as set forth in its Financial Statements or that were incurred in the ordinary course of business since the respective date of the Financial Statements, and (ii) the contractual obligations set forth in Schedule 3.14.

3.12                        Tax Returns and Audits.  All federal and state income taxes of the Company attributable to taxable years ending on or before the Closing Date have been fully paid or properly accrued.  The Company has prepared, executed and duly filed all other federal, state, local, foreign and other tax returns required to be filed by applicable laws and regulations whose due dates fall on or before the Closing Date and such tax returns are true, complete and correct in all material respects.  True and complete copies of the federal income tax returns filed by the Company for the taxable years ending December 31, 2002, December 31, 2003 and December 31, 2004 have been delivered to Purchaser.  The Company has paid when due or properly accrued all federal and state income taxes, sales taxes, use taxes, personal property taxes, franchise taxes, gross receipts taxes and all other taxes (including all penalties, interest and installments thereof) attributable to all taxable years ending on or before the Closing Date, and for its year-to-date operations through the Closing Date.  All liabilities of the Company for federal and state income taxes, sales taxes, use taxes, personal property taxes, franchise taxes, gross receipts taxes and all other taxes (including all penalties, interest and installments thereof) through the Closing Date which are not yet due and payable have been accrued as liabilities and are reflected on the Financial Statements (to the extent applicable to the periods covered by the Financial Statements).  The Company has not been delinquent in the payment of any tax, assessment or governmental charge. There are no liens for taxes upon the assets of the Company, except for statutory liens for current taxes not yet due.  The Company has not had any tax deficiencies proposed or assessed against it.  The tax returns of the Company have not been audited by the Internal Revenue Service.  The Company has received no notice of any investigation or audit by any taxing or tax collecting agency.

3.13                        Litigation.  There is no suit, action, claim, dispute, investigation or other proceeding (whether legal, administrative or arbitrative), currently pending or, to the knowledge of Sellers, threatened against the Company, and Sellers do not know of any basis or grounds for any such suit, action, claim, dispute, investigation or other proceeding.

3.14                        Contracts.  For purposes hereof, “Contract” means any contract, agreement, deed, mortgage, lease, permit, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument to which or by which the Company is a party or otherwise subject or bound or to which or by which any property or right of the Company is subject or bound.  Schedule 3.14 sets forth a true and complete list of all Contracts.  Sellers have made available to Purchaser a correct and complete copy of each written Contract listed in Schedule 3.14.  Except as disclosed in Schedule 3.14, with respect to each such Contract:  (i) the Contract is enforceable and in full force and effect; (ii) subject to obtaining any necessary consents disclosed in Schedules 3.7 or 3.8, the Contract will continue to be enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) to the knowledge of Sellers, no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) to the knowledge of Sellers, no party has repudiated any provision of the Contract.  With respect to the Management and Consulting Agreement, the parties shall enter into an agreement substantially in the form attached hereto as Exhibit C at Closing releasing Sellers from any obligations or liabilities thereunder.

3.15                        Employees; Employee Benefit Plans.  The employment of all employees of the Company is terminable at will.  The Company does not now maintain and has not maintained in the immediately preceding three (3) years (i) an “employee pension benefit plan” or “pension plan”, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an “employee welfare benefit plan” as defined in Section 3(1) of ERISA; or (iii) any other benefit, welfare, pension, retirement, profit-sharing, bonus, stock option or similar employee benefit plan or obligation (including unfunded liability under any previously terminated plan).

3.16                        Compliance with Laws.  To Seller’s knowledge, the Company is in material compliance with all laws, regulations, policies, guidelines, orders, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to it, including but not limited to those related to civil rights; public health and safety; worker health and safety; and labor and nondiscrimination.  Neither Sellers nor the Company has received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees, or engaged in any such illegal practices.

3.17                        Insurance.  Schedule 3.17 sets forth a true and complete list, showing the insurance company, insured and other parties, type and amount of coverage and deductibles, of all insurance policies covering the Company or its employees.  Such policies are in full force and effect, all premiums due thereon have been paid, and the Company is not in default in any material respect under any provision of any such policy nor has it failed to give notice or present any material claim thereunder in a timely manner.  Schedule 3.17 sets forth all claims made by or against the Company under any policy of insurance since January 1, 2002.  No material claim by the Company on or in respect of any insurance policy has been declined or refused by the insurer.

3.18                        Books and Records.  The Company has made and kept books and records and accounts which, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects.  The minute book of the Company is true, correct and complete in all material respects and contains copies of the minutes and records of, and accurately and adequately reflects in all material respects, all meetings and actions taken by written consent of the board of directors, committees of the boards of directors and shareholders of the Company, as the case may be.  The copies of the stock record book and the stock certificate book of the Company are true, correct and complete and accurately and adequately reflect all transactions in connection with the Company’ capital stock through and including the date hereof.  Copies of the minute book and stock books of the Company provided to Purchaser by Sellers are the complete set of such books maintained by the Company.

3.19                        Full Disclosure.  All Schedules to this Agreement are accurate and complete.  None of the representations and warranties of Sellers in this Article III contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As used in this Agreement, the term “knowledge” with respect to Sellers means the knowledge of Joe De Francis, Doug Illig, John Mooney, Tom Hodgson, or Brian Budden of any fact or matter which such person actually knows or would reasonably be expected to be advised of or have personal knowledge of in the course of performing his or her ordinary and customary duties, as historically performed.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants each of the following to Sellers:

4.1                               Authority. Purchaser has the complete and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein, and upon execution of this Agreement by all parties thereto, this Agreement will constitute valid and binding obligations of Purchaser enforceable in accordance with its respective terms.

4.2                               Ability to Carry Out Agreement.  Purchaser is not a party to, subject to, or bound by any agreement or any judgment, order, writ, injunction, or decree of any court or governmental body that could prevent or materially impair the carrying out of this Agreement or the performance by Purchaser of any of Purchaser’s obligations hereunder, other than the consent required by law of the Virginia Racing Commission (the “Commission”) to this Agreement and the transactions contemplated herein or as otherwise disclosed herein.

4.3                               Full Disclosure.  None of the representations and warranties of Purchaser in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V — ADDITIONAL COVENANTS AND AGREEMENTS

5.1                               Covenants of Purchaser and Sellers.

(a)                                  Cooperation.  Purchaser and Sellers shall use commercially reasonable efforts to cause the sale contemplated by this Agreement to be consummated and shall make all filings with and give all notices to third parties which may be necessary or required in order to effect the transaction contemplated hereby, including, but not limited to, seeking the approval of the Commission to this Agreement and the transactions contemplated herein.

(b)                                 Additional Actions.  Upon request from time to time, Sellers shall execute and deliver all documents, make all truthful oaths, testify in any proceedings and do all other acts that may be reasonably necessary or desirable, in the opinion of Purchaser, to perfect the title of Purchaser to the Shares, all without further consideration, but at the expense of Purchaser unless arising out of default of any Seller.

ARTICLE VI — POST-CLOSING COVENANTS AND AGREEMENTS

If the Closing occurs, the parties agree to the following:

6.1                               Instant Racing.  For purposes of this Agreement, “Instant Racing” means any form of simulcast broadcast of historic races on which pari-mutuel wagers are placed, such as but not limited to, the Instant Racing that is marketed by RaceTech, LLC.  In the event of implementation of Instant Racing in Virginia by Purchaser, or any affiliate of Purchaser, or any person in which Purchaser has a direct or indirect interest, within twenty (20) years of the date hereof, Purchaser will pay to Sellers (or a designated affiliate or assignee), on a monthly basis for a period of ten (10) years from commencement of such entity’s Instant Racing operations in Virginia the greater of (a) one-third (1/3) of earnings before interest, income taxes, depreciation and amortization, (“EBITDA”) generated by Instant Racing after recovery by Purchaser of a non-interest bearing loan in the amount of required Instant Racing Capital Costs (as defined herein), and (b) 2% of Instant Racing win (handle less payouts) after recovery by Purchaser of a non-interest bearing loan in the amount of required Instant Racing Capital Costs.  Instant Racing Capital Costs include all funds reasonably expended by Purchaser to (x) purchase, lease or otherwise acquire the devices necessary to conduct the Instant Racing to which this Section 6.1 applies, (y) install such devices, including necessary cable and electrical improvements, and

(z) make necessary alterations to the Racetrack and OTB Facilities for the installation and operation of such devices.

6.2                               Northern Virginia SWF.  In the event of introduction of new OTB Facilities (i.e., other than those operated by Colonial Downs during the 2004 calendar year) in the Virginia counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church and Alexandria (collectively “Northern Virginia”), within twenty years of the date hereof, Purchaser will pay to Sellers (or a designated affiliate or assignee), on a monthly basis for a period of ten years from commencement of such OTB operation, the amounts set forth in Sections 4.1.2 and 4.1.3 of the Management and Consulting Agreement.  Such amounts shall be reduced as set forth in Section 4.1.4 of the Management and Consulting Agreement.

6.3                               Agreement with XpressBet, Inc.  Purchaser shall enter into a long-term agreement with XpressBet, Inc. based on the Advanced Account Wagering Services Agreement, dated as of April 27, 2005, between XpressBet, Inc. and Purchaser (the “ADW Agreement”).  Sellers acknowledge that the Virginia Horsemen’s Benevolent and Protective Association, Inc. (“VHBPA”) and the Virginia Harness Horse Association (“VHHA”) must consent to the ADW Agreement, and that the Commission must approve the ADW Agreement.

6.4                               Signal Sales Agreement.  Purchaser shall enter into a long-term agreement for provision to Magna Entertainment Corp. (“MEC”) of domestic and international signal rights (simulcast and HRTV) with respect to Colonial Downs’ export simulcast signal and the export simulcast signal of any other horse racetrack owned and managed by Purchaser, Jacobs Entertainment, Inc. or any of their respective affiliates on standard MEC terms as set forth in the Agreements between (i) Colonial Downs (host) and MEC Sport and Entertainment (guest) at a 2% host fee, and (ii) Colonial Downs (host) and the Meadows (guest), both of which agreements are attached on Schedule 6.4.  Sellers and Purchaser agree to continue to exchange simulcast racing programs in accordance with Sections 3.4.1, 3.4.2 and 3.4.3, as amended, of the Management and Consulting Agreement, for the remainder of the 2005 calendar year.

6.5                               Race Days.

(a)                                  Coordination of Thoroughbred Meets.  Sellers and Purchaser shall continue to discuss annually the coordination of race dates between Laurel Race Course (“Laurel”) and Pimlico Race Course (“Pimlico”) on the one hand and Colonial Downs on the other.  For a period of ten (10) years after Closing, which period shall be automatically renewed in 5-year periods unless one party notifies the other by November 1 of the preceding year, Colonial Downs shall not hold race dates at the Racetrack or at any other horse racetracks in Virginia owned in whole or in part, directly or indirectly, by Colonial Downs in advance of the later of June 17 and the Monday following running of the Belmont Stakes Race (the “Cut Date”) of any calendar year, and Sellers shall not hold race dates at Pimlico or Laurel or at any other horse racetracks in Maryland owned in whole or in part, directly or indirectly, by Sellers from the Cut Date to July 31 of any calendar year unless expressly agreed in writing otherwise by the parties.  The period from the Cut Date to July 31 shall be defined as a “Meet.”  There are ten (10) Meets during this ten (10) year period.

(b)                                 Changes in Law Affecting Race Days.  If non-pari-mutuel gaming activities are authorized by new legislation and conducted in Maryland at Laurel or Pimlico or at any other horse racetracks in Maryland owned in whole or in part, directly or indirectly, by Sellers and the legislation authorizing such activities expressly requires that Sellers or any other horse racetracks in Maryland owned in whole or in part, directly or indirectly, by Sellers conduct live thoroughbred racing during any period from the Cut Date to July 31 (the “Legislative Overlap Requirement”), then the Sellers shall be relieved from their obligation pursuant to Section 6.5(a) to the extent of such overlapping days and it shall not be a breach of this Agreement provided that (i) Sellers shall not, directly or indirectly, and Sellers shall cause any person or entity under common control with or affiliated with Sellers not to, directly or indirectly, seek any such Legislative Overlap Requirement in Maryland law, including without limitation lobbying any member of the Maryland General Assembly for such requirement; and (ii) Sellers shall pay to Purchaser the product of One Million and No/100 Dollars ($1,000,000.00) multiplied by the number of Meets remaining in the initial ten (10) year period specified in Section 6.5(a) during which Sellers will conduct live thoroughbred racing during any period from the Cut Date to July 31 pursuant to the Legislative Overlap Requirement, such sum to be paid One Million and No/100 Dollars ($1,000,000.00) per year on or before June 17 of the year the overlap in race days commences and each year thereafter plus accrued but unpaid interest.  The unpaid balance of the foregoing fee shall bear interest from the first payment date until paid in full at the “Prime Rate” as published in The Wall Street Journal (Eastern Edition), from time to time, plus 1%.  Payment of the foregoing fee shall be a joint and several obligation of the Sellers.  Sellers shall be relieved of the payment obligation in (ii) hereof, but the remainder of this paragraph (b) shall remain in full effect, in the event that Purchaser, directly or indirectly, has sought, or has caused any person or entity under common control with or affiliated with Purchaser to seek any such Legislative Overlap Requirement in Maryland law, including without limitation lobbying any member of the Maryland General Assembly for such requirement.

6.6                               Personnel.  For so long as the parties coordinate race dates in June and July as provided in Section 6.5, Sellers shall not object to Purchaser attempting to hire at its option and full expense, the personnel set forth on Schedule I to the Management and Consulting Agreement during a period in which Sellers are not conducting live racing at Laurel, Pimlico, or any other horse racetracks in Maryland owned in whole or in part, directly or indirectly, by Sellers.  In addition, Sellers shall not unreasonably seek to deter the personnel set forth on Schedule I to the Management and Consulting Agreement from being employed by Purchaser during a period in which Sellers are not conducting live racing at Laurel, Pimlico, or any other horse racetracks in Maryland owned in whole or in part, directly or indirectly, by Sellers.

6.7                               “All Along” Stakes Race.  To the extent permissible by law, Sellers agree to allow Purchasers to continue to conduct, and hereby forfeit any interest to, the “All Along” stakes race currently run at Colonial Downs.

6.8                               Confidentiality.  During the term of the Management and Consulting Agreement and in the course of entering into this Agreement, the parties have shared confidential information regarding their respective operations.  The parties agree to maintain the confidentiality of such information for a period of ten (10) years after the Closing Date.   The parties shall not disclose any confidential information to any person or entity unless and until such confidential information has become public knowledge without fault by the disclosing party or unless compelled to disclose the confidential information by judicial or governmental authority.  Each party shall use the other party’s confidential information only as needed to perform its obligations hereunder and in no event for purposes competitive with the other party.  Each party further agrees to treat all confidential information of the other party in the same manner as it treats its own confidential information.

ARTICLE VII — CONDITIONS TO CLOSING

7.1                               Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions:

(a)                                  The representation and warranties of Purchaser set forth in Article IV hereof shall be true and correct as of the Closing Date.

(b)                                 Purchaser shall have performed all obligations and complied with all covenants required hereunder to be performed or complied with by Purchaser on or before the Closing Date, including without limitation payment of $7,000,000 in cash, the delivery of the Note and Guaranty, and payment in full of all obligations under the Management Fee Note.  All documents delivered by Sellers and Purchaser hereunder shall be in form and substance reasonably satisfactory to Sellers.

(c)                                  All action required to be taken by Purchaser and Sellers (including receiving any required approval of the shareholders or directors of Purchaser and Sellers) in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Sellers, and Sellers shall have received such originals or copies of such documents as Sellers may reasonably request.

7.2                               Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions:

(a)                                  The representations and warranties of Sellers set forth in Article III hereof shall be true and correct as of the Closing Date.

(b)                                 Sellers shall have performed all obligations and complied with all covenants required hereunder to be performed or complied with by Sellers on or before the Closing Date.  All documents delivered by Sellers and Purchaser hereunder shall be in form and substance reasonably satisfactory to Purchaser.

(c)                                  All action required to be taken by Sellers or the Company (including receiving any required approval of the shareholders or directors of the Company) in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Purchaser, and Purchaser shall have received such originals or copies of such documents as Purchaser may reasonably request.

(d)                                 The Company shall not have operated otherwise than in the ordinary course of business or in accordance with this Agreement between the time of execution of this Agreement and Closing, including, but not limited to, without first consulting with Purchaser, any hiring or firing of executive personnel set forth in Section 2.4.5 of the Management and Consulting Agreement.

(e)                                  Sellers shall have delivered to Purchaser the written resignation of each officer and director of the Company.

7.3                               Joint Obligations of Sellers and Purchaser.  The obligations of Sellers and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the parties securing the Commission’s approval of this Agreement and the transactions contemplated hereby, provided however that the obligations in Section 5.1 shall be continuing and binding in any event.

ARTICLE VIII — INDEMNIFICATION AND RELEASE

8.1                               Covered Liabilities.  For purposes of this Agreement, “Covered Liabilities” means any and all losses, liabilities, fines, damages, obligations, payments (including but not limited to those arising out of any demand, assessment, settlement, judgment, or compromise relating to any Legal Action (as defined in Section 8.4) for which the Indemnifying Party (as defined in Section 8.4) is responsible, costs and expenses (including but not limited to interest and penalties due and payable with respect thereto) and reasonable attorneys’ fees and any other reasonable out-of-pocket expenses actually incurred in investigating, preparing, defending, avoiding, or settling any Legal Action or in investigating, preserving, or enforcing another party’s obligations hereunder.

8.2                               Indemnity by Sellers.  Sellers, jointly and severally shall, on demand, indemnify and hold harmless Purchaser, the Company, and their present and future partners, officers, directors, employees, agents and representatives and their respective successors and assigns (each, a “Purchaser Indemnified Person”) from and against any and all Covered Liabilities that are incurred by or asserted against Purchaser Indemnified Persons, or individual one of them, and in connection with, related to, or arising directly or indirectly from any of the following, provided that Sellers may establish as an affirmative defense to such claim for indemnification that Purchaser had knowledge on or before Closing, where Purchaser’s knowledge is the knowledge of Jeff Jacobs, Ian Stewart, Jerry Monahan, Duke Dale, Iain Woolnough, or Tom Hamilton of any fact or matter which such person actually knows or would reasonably be expected to be advised of or have personal knowledge of in the course of performing his or her ordinary and customary duties, as historically performed, of the specific facts and circumstances giving rise to such breach:

(a)                                  any breach, default, or violation by any Seller of a covenant, agreement, representation or warranty set forth in this Agreement;

(b)                                 any misrepresentation or omission of fact by any Seller in this Agreement;

(c)                                  any undisclosed or contingent liabilities that arise subsequent to Closing to the extent relating to the operation of the Business at or prior to Closing; or

(d)                                 any federal and state income taxes, sales taxes, use taxes, personal property taxes, franchise taxes, gross receipts taxes and all other taxes (including any future assessments and all penalties, interest and installments thereof) attributable to the Company’s taxable years (or other taxable periods) ending on or before or including the Closing Date, or attributable to the Company’ year-to-date operations through the Closing Date, except for personal property taxes for which Purchaser has agreed to be responsible pursuant to Section 1.3 hereof.

8.3                               Indemnity by Purchaser.  Purchaser shall indemnify, defend and hold harmless Sellers, and their present and future employees, agents and representatives and their respective successors and assigns (each, a “Seller Indemnified Person”) from and against any and all Covered Liabilities that are incurred by or asserted against the Seller Indemnified Persons, or individual one of them, and in connection with, related to, or arising directly or indirectly from any of the following, provided that Purchaser may establish as an affirmative defense to such claim for indemnification that Sellers had knowledge on or before Closing of the specific facts and circumstances giving rise to such breach:

(a)                                  any breach, default or violation by Purchaser of a covenant, agreement, representation or warranty set forth in this Agreement;

(b)                                 any misrepresentation or omission of fact by Purchaser in this Agreement; or

(c)                                  Purchaser’s ownership and operation of the Business after the Closing Date except for any Covered Liabilities for which Sellers are obligated to indemnify any Purchaser Indemnified Person pursuant to Section 8.2.

8.4                               Notice and Defense of Claims.

(a)                                  Promptly after receipt by a party seeking indemnification hereunder (an “Indemnified Party”) of notice of any claim or the commencement of any action, or upon discovery of any facts which an Indemnified Party believes may give rise to a claim for indemnification hereunder (a “Claim”), such Indemnified Party shall, if a Claim is to be made against a party from whom indemnification is sought hereunder (an “Indemnifying Party”) give written notice to the Indemnifying Party of the Claim and the facts, in reasonable detail, constituting the basis for such Claim.  Failure of an Indemnified Party to give such written notice of any Claim shall release an Indemnifying Party from its indemnification obligations hereunder only to the extent that such failure actually prejudiced the Indemnifying Party’s ability to defend the Claim.

(b)                                 The obligations and liabilities of an Indemnifying Party to an Indemnified Party with respect to Claims resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following conditions:

(i)                                     If any action, complaint, claim, prosecution, indictment, suit, arbitration, investigation, audit, inquiry or proceeding is brought by a third party (a “Legal Action”) against an Indemnified Party, the Legal Action may be defended by the Indemnifying Party with legal counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) business days after the Indemnified Party has given notice of the Legal Action that the Indemnifying Party acknowledges its indemnity obligation pursuant to the terms of this Article VIII and assumes the defense of the Legal Action; (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Legal Action and fulfill its indemnification obligations hereunder; (c) if any of Sellers is an Indemnifying Party, the Legal Action does not seek an injunction or other equitable relief against the Company or Purchaser; (d) settlement of, or an adverse judgment with respect to, the Legal Action will not, in the reasonable and good faith judgment of the Indemnified Party, establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (e) the Indemnifying Party conducts the defense of the Legal Action with reasonable diligence.

(ii)                                  So long as the Indemnifying Party is conducting the defense of a Legal Action in accordance with Section 8.4(b)(i):  (A) without the prior written approval of the Indemnified Party, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such Legal Action unless written agreement is obtained releasing the Indemnified Party from all liability thereunder; (B) the Indemnified Party shall have the right to be represented by advisory counsel and accountants at its own expense; (C) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel; and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(iii)                               In the event any of the conditions in Section 8.4(b)(i) is or becomes unsatisfied, the Indemnified Party may upon written notice to the Indemnifying Party assume the defense of the Legal Action, and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Legal Action (including reasonable attorneys’ fees and expenses) incurred from the date the Indemnified Party assumed defense of the Legal Action, and (b) the Indemnifying Party will remain responsible for any Covered Liabilities the Indemnified Party may suffer.  In the event the Indemnified Party assumes defense of the Legal Action, such Indemnified Party shall conduct the defense in good faith and with all reasonable diligence.

(c)                                  Interest.  Upon a final determination that an indemnification obligation is due and the failure of the Indemnifying Party to pay such obligation within forty-five (45) days of written demand for payment from the Indemnified Party, interest shall accrue on the unpaid amount of the indemnification obligation from the date of the final determination until the indemnification obligation is paid in full at the “Prime Rate” as published in The Wall Street Journal (Eastern Edition), as of the date the final determination is made.  Interest shall be calculated based on the actual number of days elapsed from the date that there is a final determination that such indemnification obligation becomes due and owing until paid in full and based on a 365-day year.

8.5                               Survival.  The obligations of indemnification set forth in Sections 8.2 and 8.3 hereof shall survive the Closing Date for a period of eighteen (18) months; provided, however, the representations and warranties in Sections 3.2, 3.4, 3.6 and 4.1 and related indemnification obligations shall survive indefinitely and the representations and warranties in Section 3.12 and the obligations of indemnification for any breach thereof and the obligations of indemnification under Section 8.2(d) shall survive until expiration of the last of the limitation periods contained in the Internal Revenue Code or other applicable tax law during which a claim, assessment or reassessment can be made against the Company.  Notwithstanding the provisions of the preceding sentence, if written notice of a claim or demand giving rise to an indemnification obligation is provided to the Indemnifying Party within ninety (90) days after the Indemnified Party receives notice of any Legal Action, and such notice is within the scope of indemnification provided for in Sections 8.2 or 8.3, as the case may be, the obligation of indemnification with respect to such claim or demand shall survive until such claim or demand is finally resolved, regardless of the expiration of any survival period.

8.6                               Offset.  In addition to any other remedies available to Purchaser hereunder or otherwise, to the extent that any of Purchaser Indemnified Persons are entitled to be indemnified by Sellers pursuant to Section 8.2 above for any Covered Liabilities, or if any Purchaser Indemnified Person has a monetary Claim against Seller, Purchaser Indemnified Person shall have the right, at its option, after proper determination that such amount is in fact to be indemnified pursuant to this Agreement, to offset such Covered Liability or monetary Claim against the Note.  In addition to any other remedies available to Sellers hereunder or otherwise, to the extent that Purchaser has not rendered proper payment to Sellers in respect of 2005 Management Fees in accordance with Section 1.4 above, Sellers shall have the right, at their option, to offset this amount from any amounts owing by Seller to Purchaser or to increase the amount of the Note by the amount of Purchaser’s deficiency in payment.

8.7.                            (a)                                  Limitations of Sellers.  Except for claims based on fraud or knowing misrepresentation, the Company’s and Selling Stockholders’ liability pursuant to Section 8.2 will be subject to the following limitations:

(i)                                     Sellers will not be liable for any Covered Liabilities unless and until the aggregate amount of any such Covered Liabilities exceeds $100,000 (the “Threshold Amount”), in which event Sellers will be liable for all such Covered Liabilities.

(ii)                                  Sellers will not be liable for any Covered Liabilities to the extent that the aggregate amount of all Covered Liabilities exceeds 20% of the Purchase Price (the “Cap Amount”).

(b)                                  Limitations of Purchaser.  Except for claims based on fraud or knowing misrepresentation, Purchaser’s liability pursuant to Section 8.3 will be subject to the following limitations:

(i)                                     Purchaser will not be liable for any Covered Liabilities unless and until the aggregate amount of any such Covered Liabilities exceeds the Threshold Amount, in which event Purchaser will be liable for all such Covered Liabilities.

(ii)                                  Purchaser will not be liable for any Covered Liabilities to the extent that the aggregate amount of all Covered Liabilities exceeds the Cap Amount.

ARTICLE IX — GENERAL PROVISIONS

9.1                               Termination.  This Agreement and the transactions contemplated by this Agreement may be terminated (i) by action of either Purchaser or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived, (ii) by action of Sellers in the event of a failure of a condition set forth in Section 7.1, (iii) by action of Purchaser in the event of a failure of a condition set forth in Section 7.2, (iv) by mutual consent of Purchaser and Sellers in the event of the failure of the condition set forth in Section 7.3, and (v) by either Purchaser or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2005, or such later date as the parties may mutually agree.

9.2                               Commissions and Broker Fees.  Sellers and Purchaser hereby represent and warrant that they have not dealt with any agent, broker or finder with respect to the Agreement or the transactions contemplated hereby, and agree to indemnify and hold the other harmless from any agent’s, broker’s or finder’s fee claimed against that party with respect to the sale of stock and the transactions contemplated herein.

9.3                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon personal delivery, receipt of a facsimile confirmation if sent via facsimile, or if mailed, three days after mailing, first-class, postage prepaid, addressed to the party for whom they are intended at the following addresses or facsimile numbers:

If to Sellers:	The Maryland Jockey Club
Route 198 and Racetrack Road
P.O. Box 130
Laurel, MD 20725
Facsimile: 410-792-4877
Telephone: 301-725-0400

with copies to:	Attention: General Counsel
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario
CANADA L4G 7K1
Facsimile: 905-726-7295

H. Lane Kneedler, Esq.
Reed Smith LLP
Riverfront Plaza - West Tower
901 East Byrd Street, Suite 1700
Richmond VA 23219-4068
Facsimile: 804-344-3410

If to Purchaser:	Mr. Jeffrey P. Jacobs
Colonial Downs, L.P.
10515 Colonial Downs Parkway
New Kent, VA 23124
Facsimile: 804-966-1567

Mr. Ian M. Stewart, President
Colonial Downs, L.P.
10515 Colonial Downs Parkway
New Kent, VA 23124
Facsimile: 804-966-1567

with a copy to:	James L. Weinberg, Esq.
Hirschler Fleischer, A Professional Corporation
P.O. Box 500
Richmond, VA 23218-0500
Facsimile: (804) 644-0957

Such names and addresses may be changed by written notice to the other parties as provided hereunder.

9.4                               Entire Agreement.  This Agreement, including all Recitals and Schedules, which are hereby incorporated as a part hereof, contains the entire understanding of the parties with respect to the subject matter contained herein.  This Agreement supersedes all prior oral and written agreements and representations among the parties hereto.  There are no restrictions, promises, warranties, covenants, or understandings among the parties hereto other than those expressly set forth herein.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5                               Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Sellers, Purchaser, and their respective successors and assigns.  Neither party may assign its rights and obligations hereunder without the prior written consent of the other.

9.6                               Remedies and Waivers.  Because an award of money damages would be inadequate for any breach of portions of this Agreement by a party, the parties agree that, in the event of any breach or threatened breach of this Agreement, each party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity.  All rights and remedies available at law, in equity or under the terms of this Agreement or any other agreement or instrument executed in connection herewith shall be cumulative, and no waiver thereof shall be (a) implied from the prior acts or omissions, or based solely upon the oral representations, of a party hereto; or (b) effective or binding unless, and then only to the extent that, such waiver is set forth in this Agreement, or a party hereto signs an express written waiver of rights or remedies and causes such written waiver to be delivered to the party for whose benefit it was made.

9.7                               Applicable Law; Venue.  This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, exclusive of its rules regarding choice of law. In all court proceedings brought in connection with this Agreement, the parties hereto irrevocably consent to non-exclusive personal jurisdiction by, and venue in, the Circuit Court of the City of Richmond, Virginia and the United States District Court for the Eastern District of Virginia, Richmond Division.

9.8                               Modification.  This Agreement shall not be modified unless, and then only to the extent that, a written modification is executed by all of the parties hereto or their respective successors or assigns.

9.9                               Severability.  All provisions in this Agreement are severable and each valid and enforceable provision shall remain in full force and effect, notwithstanding any determination binding upon the parties hereto that certain provisions of this Agreement are invalid or unenforceable.

9.10                        Counterparts/Facsimile.  This Agreement may be executed in one or more counterparts, all of which shall constitute one original and a facsimile delivery by a party of an executed copy of this Agreement shall be binding on the party upon such delivery.

9.11                        Further Assurances.  After the Closing, each party to the Agreement shall, at the request of another party, furnish, execute, and deliver such documents, instruments, certificates, notices of other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have fully executed this Agreement as of the date first above written.

SELLERS:		PURCHASER:

PIMLICO RACING ASSOCIATION, INC.		COLONIAL DOWNS, L.P.

		By:	Stansley Racing Corp., its
By:	/s/ Joseph A. DeFrancis		general partner
Joseph A. De Francis, President

		By:	/s/ Ian M. Stewart
By:			Ian M. Stewart, President
Name:

LAUREL RACING ASSOCIATION LIMITED PARTNERSHIP		COMPANY:
MARYLAND-VIRGINIA RACING
By:	The Maryland Jockey Club of	CIRCUIT, INC.
Baltimore City, Inc., its
general partner
By:
Name:

By:
Name:

By:
	By:		Name
Name:

THE MARYLAND JOCKEY CLUB OF
BALTIMORE CITY, INC.

By:
Name:

By:
Name:

LIST OF REQUIRED SCHEDULES

Exhibit A	Promissory Note
Exhibit B	Guaranty
Exhibit C	Release
Schedule 3.3	Assets of the Business
Schedule 3.5	Share Ownership
Schedule 3.7	Consents and Approvals
Schedule 3.8	Non-Contravention Consents
Schedule 3.9	Permits and Licenses
Schedule 3.14	Contracts
Schedule 3.17	Insurance
Schedule 6.4	Signal Sales Agreements

Exhibit A

PROMISSORY NOTE

$3,000,000.00	New Kent County, Virginia
September , 2005

FOR VALUE RECEIVED, COLONIAL DOWNS, L.P., a Virginia limited partnership (“Maker”), promises to pay to the order of PIMLICO RACING ASSOCIATION, INC. and LAUREL RACING ASSOCIATION LIMITED PARTNERSHIP (collectively, “Noteholders”), at Route 198 and Racetrack Road, P. O. Box 130, Laurel, Maryland 20725, or at such other place as Noteholders may designate to Maker in writing from time to time, the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) with interest thereon as herein provided in lawful money of the United States of America, as follows:

1.                                       Interest Rate.  Interest shall accrue from the date hereof on the unpaid principal balance outstanding hereunder at an annual rate equal to the “Prime Rate” as published in The Wall Street Journal (Eastern Edition) from time to time, plus one percent (1%) compounded annually and accruing daily.

2.                                       Payments.  The Maker shall make a single payment in the amount of Three Million and No/100 Dollars ($3,000,000.00), together with all accrued interest thereon, on the first anniversary of the date first written above.

3.                                       Offset.  Payment of this Note by Maker is subject to Maker’s and Noteholders’ respective specific offset rights and rights to withhold payments or increase amounts owing under this Note pursuant to Section 8.6 of that certain Stock Purchase Agreement among Noteholders and Maker of even date herewith (the “Stock Purchase Agreement”).  The offset provisions of Section 8.6 of the Stock Purchase Agreement are incorporated herein.

4.                                       Prepayment.                              Maker shall have the right and privilege to prepay any outstanding balance of the Note, both unpaid principal and accrued interest, either in whole or in part, without premium or penalty at any time.

5.                                       Waiver.  Maker, and any other person or entity who is or may become liable hereon or who has assumed, served as a surety or guaranteed the payment hereof hereby waives, to the extent permitted by law, each of the following: (a) the benefit of, and right to assert, any statute of limitations defenses affecting Maker’s rights, duties or obligations under this Note; (b) presentation, demand, protest, notices of dishonor and protest and the benefits of homestead exemptions; and (c) all defenses and pleas with respect to any extensions of the time for payment under this Note.  Noteholders shall not by any act or omission be deemed to waive any of their rights or remedies hereunder at law or in equity, or as provided by statute, unless such waiver be in writing, signed by Noteholders, and then only to the extent specifically set forth therein.  A waiver of one event shall not be construed as a continuing waiver or as a bar to, or waiver of, such right or remedy upon a subsequent event.

6.                                       Events of Default.  The outstanding indebtedness evidenced by this Note shall, at the option of Noteholders upon written notice to the Maker, become immediately due and payable in full upon the occurrence of any of the following events which shall be deemed an event of default (“Event of Default”) under this Note:  (a) Maker’s failure to pay any amount when due under this Note, which payment default is not cured in full within five (5) days of delivery of written notice of such payment default to Maker; (b) the filing of a petition under any provision of the Bankruptcy Code by or against Maker that is not dismissed within sixty (60) days thereafter; (c) any judicial assignment by Maker for the benefit of creditors; (d) the appointment of a receiver or trustee on behalf of Maker; or (e) default by Maker under the Stock Purchase Agreement.

7                                          Remedies.  Notwithstanding any other provision of this Note, upon the occurrence of an Event of Default, interest shall accrue on the unpaid principal amount due under this Note at a rate equivalent to the greater of (a) the “Prime Rate” as published in The Wall Street Journal (Eastern Edition) on the date of occurrence of the Event of Default, or (b) seven percent (7%) per annum, from the date of occurrence of the Event of Default until such Default is cured or this Note is paid in full.  Maker agrees to pay any collection expenses, court costs, and reasonable attorneys’ fees and costs that may be sustained by Noteholders in the collection or enforcement of this Note or any part hereof after the occurrence of an Event of Default.  The remedies provided for in this Note shall be cumulative and concurrent and may be pursued singularly, successively, or together against Maker at the sole discretion of Noteholders.

8.                                       Governing Law; Severability; Expenses.  This Note shall be governed and controlled as to its validity, enforcement, interpretation, construction, and in all other respects, by the laws of the Commonwealth of Virginia, without regard to any conflict of law provisions to the contrary.  Each provision of this Note is severable and each valid and enforceable provision of this Note shall remain in full force and effect, regardless of any judicial or administrative determination that renders certain provisions of this Note invalid or unenforceable.  In the event a legal action is brought for collection of the indebtedness hereunder, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, in connection with such action.

All directions, notices, and other communications by or from Noteholders of this Note to or upon Maker shall be in writing and shall be deemed to have been duly made and delivered when personally delivered or when sent by certified mail, postage prepaid, addressed to Maker at the address set forth in the Stock Purchase Agreement, or to such other address of which Maker has notified Noteholders in writing.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first above written.

COLONIAL DOWNS, L.P.

By:	Stansley Racing Corp., its general partner

By:
Jeffrey P. Jacobs, Chairman

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Exhibit B

GUARANTY

THIS GUARANTY (“Guaranty”) is given this         day of September 2005 by JACOBS ENTERTAINMENT, INC., a Delaware corporation (“Guarantor”) to PIMLICO RACING ASSOCIATION, INC., a Maryland corporation, and LAUREL RACING ASSOCIATION LIMITED PARTNERSHIP, a Maryland limited partnership (each, individually a “Noteholder”, and collectively, “Noteholders”), and their successors and assigns.

WITNESSETH

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of August     , 2005 (the “Stock Purchase Agreement”), Colonial Downs, L.P., a Virginia limited partnership (“Maker”), is acquiring from Noteholders as of the date hereof all of the issued and outstanding stock of Maryland-Virginia Racing Circuit, Inc., a Virginia corporation (“Company”) (capitalized terms not defined herein are used as defined in the Stock Purchase Agreement);

WHEREAS, in connection with such acquisition, Maker is issuing a Promissory Note, dated as of the date hereof (the “Note”), in the original principal amount of Three Million and no/100 Dollars ($3,000,000) payable in full on or before September     , 2006;

WHEREAS, it is a condition to closing under the Stock Purchase Agreement that the Guarantor execute and deliver this Guaranty in favor of Noteholders in order to secure the prompt and complete payment, including without limitation any interest, fees and other charges with respect to the Note;  and

WHEREAS, Guarantor is indirect holder of all of the ownership interests in Maker, and Guarantor has determined that its execution, delivery and performance of this Guaranty directly or indirectly benefits, and is within the corporate or other purposes, and is in the best interest of, Guarantor;

NOW, THEREFORE, in consideration of the recitals made above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1.                                       Guarantor unconditionally and absolutely guarantees to Noteholders, its successors, and assigns the prompt and punctual payment by Maker of all amounts due under the Note, including without limitation, reasonable attorneys’ fees, expenses and court costs, which may be incurred in enforcing the payment of the Note and any other sum owed pursuant to the Note or the obligations of the Maker thereunder.

2.                                       The obligations of Guarantor shall be direct and immediate and not contingent.  Guarantor agrees that the obligations of Guarantor hereunder are independent of the obligations of Maker, and a separate action or actions may be brought and prosecuted against Guarantor regardless of whether action is brought against Maker or whether Maker is joined in such action or actions and regardless of whether any action is taken to realize upon the Note or otherwise satisfactory of any other obligations guaranteed hereby.

3.                                       Noteholders may also, without notice to Guarantor and without affecting Guarantor’s liability under this Guaranty or Noteholders’ remedies hereunder (a) enter into renewals, modifications, extensions and/or amendments to the Note as Noteholders may desire, (b) release any security given at any time for the payment of the Note or satisfaction of other obligations guaranteed hereby, (c) release any one or more of the parties liable or who may become liable on the Note or similar guarantees, (d) grant any indulgence or forbearance whatsoever regarding the Note, and (e) fail to act with diligence and delay in the collection or enforcement hereof or of the Note.  Specifically, Guarantor represents and warrants that this Guaranty is being given independent of any other guaranty that may now or hereafter be given with respect to the Note and that Guarantor has not relied on the existence of any other guaranty nor the continued liability of any guarantor in executing and delivering this instrument.

4.                                       Neither Guarantor’s obligations to make payment in accordance with the terms of this Guaranty nor any remedy for the enforcement hereof shall be impaired, changed or released in any manner whatsoever by any release, impairment or limitation of the liability of Maker or its estate in bankruptcy or other creditor’s proceeding under any statute or from the decision of any court.

5.                                       Guarantor waives any right to require Noteholders to (a) proceed against Maker, (b) proceed against or exhaust any security held from Maker, or (c) pursue any other remedy in Noteholders’ power whatsoever.  In confirmation of the foregoing, Guarantor specifically waives any and all rights under or pursuant to Sections 49-25 and 49-26 of the Code of Virginia.  Guarantor waives any defense arising by reason of any disability or other defense whatsoever of the liability of Maker.

6.                                       Until all obligations to Noteholders under the Note shall have been paid in full, Guarantor shall (a) have no right of subrogation, (b) waive any right to enforce any remedies which Guarantor now has or may hereafter have against Maker, and (c) waive any benefit of, and any right to participate in, any security now or hereafter held by Noteholders.  Guarantor waives notice of acceptance of this Guaranty, all presentments, demands for performance, notices of nonperformance, protest, notices of protest, and notices of dishonor; provided, however, Noteholders shall notify Guarantor of any default under the Note by Maker, such notification being deemed to occur upon Noteholders’ provision of notice to Maker in accordance with the terms of the Stock Purchase Agreement.

7.                                       At Noteholders’ option and with or without demand or notice, all or any part of Guarantor’s obligations hereunder shall become due and payable immediately upon the occurrence of any default by Maker under the Note and the failure of such default to be remedied prior to the lapse of any applicable cure period thereunder.

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8.                                       The obligations of Guarantor hereunder shall be binding upon its successors and assigns and shall inure to the benefit of Noteholders’ successors and assigns.

9.                                       Guarantor acknowledges and agrees that this Guaranty and Guarantor’s obligations hereunder shall apply to and continue with respect to any amount paid to Noteholders under the Note and hereunder which is subsequently recovered from Noteholders for any reason whatsoever (including, without limitation, as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding), notwithstanding the fact that the Note may have expired or been terminated or this Guaranty returned or both.

10.                                 Guarantor absolutely, unconditionally, and irrevocably waives any and all right to assert any defense, setoff, counterclaim, or cross-claim of any nature whatsoever (other than absence of an event of default or payment in full in cash) with respect to this Guaranty or the obligations of Guarantor under this Guaranty or the obligations of any other person or party (including, without limitation, Maker) relating to this Guaranty in any action or proceeding brought by Noteholders to collect amounts due under the Note or any portion thereof, or to enforce the obligations of Guarantor under this Guaranty.

11.                                 All notices required, contemplated or made hereunder shall be in writing, and shall be deemed to have been properly given on the second business day after deposit in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to Noteholders:	The Maryland Jockey Club
Route 198 and Racetrack Road
P.O. Box 130
Laurel, MD 20725
Facsimile: 410-792-4877
Telephone: 301-725-0400

with copies to:	Attention: General Counsel
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario
CANADA L4G 7K1
Facsimile: 905-726-7295

H. Lane Kneedler, Esq.
Reed Smith LLP
Riverfront Plaza - West Tower
901 East Byrd Street, Suite 1700
Richmond VA 23219-4068
Facsimile: 804-344-3410

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If to Guarantor:	Jacobs Entertainment, Inc.
c/o The Lodge Casino
240 Main Street
P. O. Box 21
Black Hawk, CO 80422-0021

With a copy to:	James L. Weinberg, Esq.
Hirschler Fleischer
701 E. Byrd St., 15th Floor (23219)
P. O. Box 500
Richmond, VA 23218-0500
Facsimile: 804-644-0957

or to such other address as may be specified by any party pursuant to written notification thereof, given by such party as required above at least ten days prior to the effective date of the change.

12.                                 If any provision of this Guaranty shall be held to be invalid or unenforceable either generally or as to any particular set of circumstances, all other provisions hereof shall nevertheless remain valid and enforceable in accordance with their terms.

13.                                 This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

14.                                 Guarantor represents and warrants that:  (a) the execution and delivery and the observance and performance of this Guaranty by the Guarantor does not and will not conflict with or result in a breach of, or cause, a default under the terms or provisions of, any existing rule, regulation or order of any court or governmental body or of any indenture, agreement or instrument to which Guarantor is a pertinent party or by which Guarantor is bound or to which Guarantor is subject; (b) this Guaranty has been duly executed and delivered by Guarantor and constitutes a valid and binding Guaranty enforceable in accordance with its terms; (c) Guarantor’s assets are sufficient to satisfy Guarantor’s obligations under this Guaranty; (d) Guarantor shall not engage in any sale, transfer, or assignment of its assets that is intended to adversely affect Guarantor’s ability to meet its obligations hereunder; (e) Guarantor shall continue to maintain shareholder equity of not less than the outstanding balance of the Note; and (f) Guarantor is a corporation duly organized and in good standing under the laws of Delaware, and has duly authorized the execution and delivery of this Guaranty, either by corporate resolution or by a grant of authority to the undersigned corporate officer.

15.                                 This Guaranty is intended by Noteholders and Guarantor as a final expression of their agreement and is intended as a complete and exclusive statement of the terms of that agreement.  No course of dealing, course of performance or customs and practices, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty.

16.                                 Guarantor agrees that any suit, action or proceeding arising out of or relating to this Guaranty may be instituted in the Circuit Court of the City of Richmond, Virginia or the

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U. S. District Court for the Eastern District of Virginia (either the Richmond or Norfolk Divisions), and the Guarantor hereby waives any objection which Guarantor may have to such venue and irrevocably submits to the jurisdiction of such court in any such suit, action or proceeding.  Guarantor hereby consents to suit and service of process on the Commonwealth of Virginia, and hereby appoints the Secretary of the Commonwealth as its agent for receipt of service of process.

WITNESS the following signature and seal:

GUARANTOR:	JACOBS ENTERTAINMENT, INC.

By:
Jeffrey P. Jacobs, Chief Executive Officer

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Exhibit C

RELEASE

THIS RELEASE is made as of September    , 2005 by and among (1) PIMLICO RACING ASSOCIATION, INC., a Maryland corporation, LAUREL RACING ASSOCIATION LIMITED PARTNERSHIP, a Maryland limited partnership, and THE MARYLAND JOCKEY CLUB OF BALTIMORE CITY, INC., a Maryland corporation (each, individually, a “Released Party” and, collectively, the “Released Parties”), (2) MARYLAND-VIRGINIA RACING CIRCUIT, INC. (the “Circuit”), a Virginia corporation that is a subsidiary of the Released Parties, and (3) COLONIAL DOWNS, L.P., a Virginia limited partnership, STANSLEY RACING CORP., a Virginia corporation that is the sole general partner of Colonial Downs, L.P., COLONIAL HOLDINGS, INC. (formerly Colonial Downs Holdings, Inc.), a Virginia corporation that is the limited partner of Colonial Downs, L.P. and the successor in interest to STANSLEY MANAGEMENT CORP., a Virginia corporation that was the former sole general partner of Colonial Downs, L.P. (collectively, “Colonial Downs”).

WITNESSETH:

WHEREAS, the Released Parties and Colonial Downs, L.P. are party to a Stock Purchase Agreement, dated as of even date herewith (the “Stock Purchase Agreement”), pursuant to which Colonial Downs, L.P. shall acquire all of the outstanding stock of the Circuit;

WHEREAS, the Circuit and Colonial Downs are party to an Amended and Restated Management and Consulting Agreement, dated as of January 15, 1999, as amended by four addenda thereto (as so amended, the “Management and Consulting Agreement”);

WHEREAS, pursuant to the Management and Consulting Agreement, the Circuit agrees to cause the Released Parties to undertake certain actions and the Released Parties are subject to certain other obligations and potential liabilities; and

WHEREAS, Colonial Downs and the Circuit, in connection with the closing under the Stock Purchase Agreement, have agreed to release the Released Parties from all obligations and liabilities under the Management and Consulting Agreement.

NOW, THEREFORE, for and in consideration of the foregoing Recitals which are incorporated herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Release.  Colonial Downs and the Circuit hereby release and forever discharge all of the Released Parties’ obligations and liabilities under the Management and Consulting Agreement.  This Release shall have no effect upon the Released Parties’ obligations and liabilities under the Stock Purchase Agreement, including, but not limited to, the matters set forth in Article VI thereof.

2.                                       Miscellaneous.  This Release shall be binding upon and inure to the benefit of each party hereto, its legal representatives and assigns and may not be assigned without the consent of each party hereto.  Except as otherwise specified in the Stock Purchase Agreement, this Release constitutes the entire release between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written discussions and understandings.  Any modification or amendment to this Release or waiver by either party of any rights or remedies available to it shall not be effective unless, and only to the extent that, such modification, amendment or waiver is set forth in a writing delivered to the other party at the address specified above each party’s signature hereto.  This Release shall be construed and enforced in accordance with and governed by the law of the Commonwealth of Virginia, exclusive of its rules regarding choice of law. In all court proceedings brought in connection with this Release, the parties hereto irrevocably consent to non-exclusive personal jurisdiction by, and venue in, the Circuit Court of the City of Richmond, Virginia and the United States District Court for the Eastern District of Virginia, Richmond Division.  Any headings preceding the text of the several Sections and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Release, nor shall they affect its meaning, construction or effect.  All provisions in this Release are severable and each valid and enforceable provision shall remain in effect and shall be binding upon the undersigned, notwithstanding that other provisions may be held by legislative or judicial process to be invalid or unenforceable.  All notices hereunder shall be in writing and shall be given as specified in the Stock Purchase Agreement.  This Release may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same release.

PIMLICO RACING ASSOCIATION, INC.		COLONIAL DOWNS, L.P.

		By:	Stansley Racing Corp., its
By:			general partner
Joseph A. De Francis, President

By:
By:			Jeffrey P. Jacobs, Chairman
Name:

LAUREL RACING ASSOCIATION LIMITED PARTNERSHIP		STANSLEY RACING CORP.

By:	The Maryland Jockey Club of	By:
	Baltimore City, Inc., its		Jeffrey P. Jacobs
general partner

	By:		COLONIAL HOLDINGS, INC.
Name:

	By:	By:
	Name:		Jeffrey P. Jacobs, Chairman

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MARYLAND-VIRGINIA RACING			THE MARYLAND JOCKEY CLUB OF
CIRCUIT, INC.			BALTIMORE CITY, INC.

By:		By:
	Name:		Name:

By:		By:
	Name:		Name:

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